CERTIFICATE OF INCORPORATION
                                       OF
                         DAEDALUS BUILDING SYSTEMS, INC.
1.  The name of the corporation is DAEDALUS BUILDING SYSTEMS, INC.

2. The address of its registered office in the State of Delaware is Three Mill Road, Suite 104, in the City of Wilmington 19806, County of New Castle, Delaware. The name of its registered agent at such address is The Incorporators Ltd.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is Thirty-Three Million (33,000,000) of which stock, Thirty Million (30,000,000) shares of the par value of One Cent ($0.01) each, amounting in the aggregate to Three Hundred Thousand Dollars ($300,000.00) shall be Common Stock, and of which Three Million (3,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to Three Million Dollars ($3,000,000.00) shall be Preferred Stock.

         The Board of Directors is authorized, subject to the provisions of this
Article 4 and limitations prescribed by law, to provide for the issuance of shares of Preferred stock in series, to determine the number of shares to be included in each series and to fix and determine separately for the shares of each series their relative rights and preferences, including, but not limited to, any one or more of the following:

         (1) The rate of dividends, whether dividends shall be cumulative or non-cumulative, the times at and the terms and conditions on which dividends shall be paid directly and any relative rights of priority of payment of dividends on the shares in relation to dividends payable to any other class or series of stock of the corporation;

         (2) The terms and conditions for any redemption of the shares, including the price at, and the date or dates after which, the shares may be redeemed and relative rights of priority of redemption of such shares in relation to redemption of any other class or series of stock of the corporation;

         (3) The rights of the shares to any sinking fund or purchase fund for the redemption or purchase of such shares, including the amount and the terms and conditions of such sinking or purchase fund;

         (4) Any rights of the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to payment of any other class or series of stock of the corporation;

         (5) Any conversion privileges of the shares, including the price at, and the terms and conditions on which, the shares may be converted into shares of any other class or series of stock of the corporation and the relative rights of priority of conversion of such shares in relation to conversion of any other class or series of stock of the corporation;

         (6) Any voting rights of the shares, including the number of votes per share, the matters on which the shares can vote and the contingencies which make the voting rights effective; and

         (7)  Any other relative rights and preferences.

         All shares of Common stock shall have identical rights and privileges in every respect. Shares of any series of Preferred stock which have been redeemed (whether through the operation of a sinking or purchase fund or otherwise) or purchased by the corporation, or which, if convertible of exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred stock to be created by resolution or resolutions of the Board of Directors, or as part of any other series of Preferred stock, subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred stock and to any filing required by law.

         5a.  The name and mailing address of its incorporator is as follows:
                  Herbert S. Rosenblum
                  526 King Street, Suite 211
                  Post Office Box 58
                  Alexandria, Virginia 22313

         5b. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

                  Edward A. McCulloch
                  8653 Richmond Highway
                  Alexandria, Virginia 22309

         6.  The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         To make, alter or repeal By-Laws of the corporation.

         8. Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.

         9. The corporation reserves the right to amend, alter change or repeal any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         10. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he: (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article 10, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this
Article 10 in respect of any matter occurring, or any course of action, suit or claim that, but for this Article 10 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying this is my act and deed and the facts herein stated are true, and accordingly, have hereunto set my hand this 28th day of October, 1999.

                                             /s/  Herbert S. Rosenblu
                                             -----------------------------
                                             Herbert S. Rosenblum, Esquire
                                             526 King Street, Suite 211
                                             Post Office Box 58
                                             Alexandria, Virginia 22313